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Amber Road Directors Barry Williams and Ralph Faison Send Letter to Stockholders

Recommends Stockholders Vote on the WHITE Proxy Card “FOR”
Amber Road’s Independent, Experienced and Highly Qualified Director Nominees

EAST RUTHERFORD, N.J. ─ April 16, 2019 -- Amber Road, Inc. (NYSE: AMBR) (the “Company”), a leading provider of cloud-based global trade management (GTM) solutions, today published a letter from two of its independent directors, Barry M. V. Williams and Ralph E. Faison each of whom is a member of the Nominating and Corporate Governance Committee. A full copy of the letter can be found below.

April 16, 2019

Dear Fellow Stockholders:

As you know, Amber Road is a leading provider of cloud-based global trade management (GTM) solutions in a rapidly changing landscape. Technology continues to disrupt the supply chain industry, and we are extremely proud to serve as members of the Board of Directors (the “Board”) of a Company at the forefront of these changes. The Company is digitizing the global supply chain and forging partnerships with our customers across more than 170 countries to meet their digital supply chain needs. Under your Board’s continued stewardship, we believe that the Company is well-positioned to lead and innovate globally, drive long-term growth and deliver sustainable stockholder value.

At our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), you have important choices to make that will greatly impact the direction the Company takes in the future. Activist investor Altai Capital Osprey, LLC (collectively with certain of its affiliates, “Altai”) has hand-picked and nominated two candidates to the Board – Marshall Heinberg and Jim Watson. After careful consideration, the Board determined that Altai’s nominees lack the requisite industry knowledge and skillset to serve as meaningful members of the Board.  The Board strongly recommends that you vote for the Company’s nominees – incumbent director Rudy Howard, and two new director nominees – Andre Toet and Kenneth Traub.

We Are Recommending All Stockholders Vote FOR the Company’s Nominees

We value engagement with all stockholders. At the 2018 Annual Meeting of Stockholders, in response to feedback received from some of our stockholders, we began leveraging our robust stockholder engagement program to solicit critical input from these stockholders on a number of issues, including corporate governance and executive compensation. This iterative dialogue remains ongoing. As a result of the valuable feedback we received, we’ve continued to make a number of enhancements, which has resulted in our Board nominating new independent directors with specific sets of skills and experience to accelerate the governance and compensation improvements already under way.

As Nominating and Corporate Governance Committee members of your Board, we are excited to nominate two new independent director candidates this year – Andre Toet and Ken Traub.

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Andre Toet brings extensive operating experience with successful logistics companies, including past leadership positions at the Port of Rotterdam, the largest commercial port in Europe. Our nomination of Andre is a response to the feedback we received from stockholders about the need for adding a director with international shipping expertise. Andre’s international experience and industry contacts will be vital in helping the Company execute its strategy to increase its footprint in Europe.

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Kenneth (“Ken”) Traub was recommended to us by a long-term stockholder, and his nomination represents a response to the feedback we received from stockholders about the need for adding a director with more of an eye toward corporate governance from an ownership perspective. Ken brings three decades of experience as a public company director and stockholder representative to the Board. Ken has also founded, led and advised many successful technology companies and start-ups specializing in software. Ken’s focus on corporate governance and his experience as a stockholder representative will bring additional energy and insight to the boardroom.

We are also asking that you re-elect one incumbent director, Rudy Howard.

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Rudy Howard’s experience as a public company CFO for a number of other public and private multi-national companies makes him an irreplaceable member of the Board, especially as Chairperson of the Audit Committee and in his capacity as our audit committee financial expert.

Including the independent directors elected in the past five-years, the election of this year’s new nominees would mean that more than half of the independent directors will have been refreshed since our IPO, demonstrating a proactive and robust board refreshment and evaluation process. Every time we have refreshed the Board since the Company’s IPO, we have done so with substantial stockholder input.  Indeed, we identified our new independent director nominees after a search that lasted for many months and that included a host of candidates recommended and vetted by long-term stockholders.

This new generation of Amber Road’s independent directors – including Ralph Faison, who was elected to his first term just last year – will further complement Amber Road’s already highly qualified Board, comprised of directors with significant finance, software, global trade and corporate governance skill sets.

We Believe Supporting Altai’s Nominees Will Be Value-Destructive

Amber Road has demonstrated significant progress over the past three years growing profits as measured by Adjusted EBITDA and cash flow from operations. The Company also continues to make strategic investments in products and personnel to take advantage of dramatic changes that are just now taking place in global trade. Given this positioning, we believe the prospects for the business and value creation for stockholders are tremendously exciting.

On February 5, 2018, E2open, LLC (“E2open”) privately submitted an unsolicited proposal to us to acquire all outstanding shares of Amber Road common stock for $10.50 per share. Your Board, after careful deliberation, determined that E2open’s bid significantly undervalued your Company, and declined the proposal after E2open prematurely and publicly announced its offer prior to its given deadline. Almost three months after the E2open offer, and after openly pressuring the Company to sell itself to E2open, Altai finally disclosed to us belatedly on May 11, 2018 (and not publicly until December) that it owned an economic interest in E2open, laying bare, in our view, its self-motivated and conflicted interests that are at odds with the interests of all other Amber Road stockholders.

Unfortunately to this day, Altai has chosen the path that in our opinion threatens Amber Road’s ability to further create value for you by nominating candidates to perpetuate its conflicted agenda. Marshall Heinberg, an Altai nominee, has held a series of consulting and advisory roles with financial/transactional experience. Another nominee, James Watson, also touts transactional experience gained from various venture capital and private equity positions he’d held throughout his career. Neither Altai nominee, in our view, has any complementary expertise in global supply chain, logistics, trade or technology that would bring relevant insights into boardroom strategy discussions. What we frankly believe they share in common is the same transactional skill set which could aid Altai’s conflicted and self-seeking aims.  All of our existing directors and those new independent directors on the Company’s slate have considerable transactional experience and skills.  The existing Board is adept at running a sale process should the need arise and evaluating proposals that alter the Company’s strategic plan without being burdened by the Altai conflict.

Your Board extended multiple offers to meet with Altai’s nominees to fully evaluate them in the same manner as every other director candidate, a process in which Andre and Ken readily participated. However, Altai’s control over its nominees is so great that it blocked us from even meeting them. Other director candidates recommended by other stockholders readily participated in this process.

Despite all these developments, your Board made extensive efforts to achieve an equitable resolution with Altai in an effort to minimize the disruption and distraction a costly proxy contest might cause.  This included giving Altai the opportunity to meet with the other director candidates under consideration by the Board. Altai took the Board up on this opportunity to only speak with Ken Traub, and determined not to solicit votes against Ken’s election. This fact makes it all the more ironic that Altai speculates about Andre’s independence without having met him, let alone conduct proper due diligence.

Your Nominating and Corporate Governance Committee thoroughly vetted Andre’s and Barry Williams’s relationship, which was primarily related to a work-based relationship roughly 20 years ago. Andre also joined the board of a company called essDOCS during a period when Barry was phasing out of his board membership at that firm. Altai gives no specific facts speaking against Andre’s independence, as Andre is completely independent under NYSE and NASDAQ standards.  If, as Altai claims, this kind of tangential relationship is grounds enough to claim lack of independence for a director nominee, then almost all independent directors serving public company boards should also be disqualified. Let us remind you again that Altai was given the chance to vet Andre. If it was indeed an engaged stockholder, Altai would have – and should have – accepted the opportunity to vet all of the new Amber Road nominees.

Ultimately, even after the Board’s efforts to reach a resolution with Altai, it subsequently offered no counter-offer to the Company’s settlement offer, and has instead chosen to engage in a costly and distracting proxy contest that we do not believe serves stockholder interests.

Support Amber Road Nominees: the Right Path to Value Creation

We believe that healthy debate from a diversity of perspectives is a positive attribute in any boardroom, which is the primary reason why your Board mindfully refreshed itself to bring in new perspectives. Yet, disruptive voices for disruption’s sake often become a negative distraction. Simply put, your Board’s strategic plan always permits consideration of strategic opportunities that are in the best interests of all stockholders. But, in our opinion, Altai’s single-minded, self-serving path will not generate optimal value creation for other stockholders. Altai’s prior behavior, including its push to sell the Company to a firm in which it owned an economic stake, and more recent refusal to let the Company speak to its candidates or negotiate a settlement in good faith, should, in our view, give every stockholder a healthy skepticism about Altai’s claimed motivations. As your fiduciaries, Amber Road’s Board is on a different path – one where creating value for our stockholders drives all of our collective efforts. We strongly urge you to support management and the newly refreshed Board as they work to create value for all stockholders.

On behalf of this year’s nominees, Rudy, Andre and Ken, as well as the entire Board of Amber Road, we continue to appreciate all stockholders’ constructive feedback and support, and look forward to continuing to engage with our stockholders as we position Amber Road for long-term success.

Sincerely,

/s/ Barry M. V. Williams	/s/ Ralph E. Faison

Barry M. V. Williams and Ralph E. Faison

VOTE FOR AMBER ROAD’S HIGHLY QUALIFIED DIRECTOR NOMINEES
ON THE WHITE PROXY CARD TODAY

The Board unanimously recommends that you vote your shares “FOR” your experienced and highly qualified director nominees on the WHITE proxy card—Rudy Howard, Andre G.F. Toet and Ken Traub to further this goal.

Your vote is extremely important. Regardless of the number of shares you own, it is important that your voice be heard in regard to this important decision regarding your investment. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope. If you received a GOLD proxy card from Altai, please disregard it and do not send back any GOLD proxy cards, even to vote against the Altai nominees, as doing so may cancel out any votes you place “FOR” the Company’s highly-qualified slate of director nominees as only your latest dated proxy card will be counted at the annual meeting.

If you have any questions or require assistance in voting your shares of the Company’s stock, you should call MacKenzie Partners, Inc., the Company’s proxy solicitor, by calling toll-free at (800) 322-2885 or at (212) 929-5500.

About Amber Road
Amber Road’s (NYSE: AMBR) mission is to dramatically transform the way companies conduct global trade. As a leading provider of cloud-based global trade management (GTM) software, trade content and training, we help companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk. We do this by creating a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies. We replace manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management. We provide rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only our current expectations and beliefs, and therefore, contain risks and uncertainties about future events or our future financial performance, including, but not limited to, achieving revenue from bookings, closing business from the sales pipeline, new customer deployments and maintaining these relationships, the ability to reduce operating losses and use of cash, and attaining profitability. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and similar expressions, whether in the negative or affirmative. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in our filings with the SEC, including, without limitation, our annual, periodic and current SEC reports. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our future results, levels of activity, performance or achievements may differ from our expectations. Other than as required by law, we do not undertake to update any of the forward-looking statements after the date of this press release, even though our situation may change in the future.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2019 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders.

STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identities of the Company’s directors and executive officers, and their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the 2019 Annual Meeting. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents are also available at no charge at the Company’s website at www.amberroad.com in the “Investor Relations” section under “SEC Filings.”

Investor Relations Contact:	Media Contacts:

Staci Mortenson, ICR	Annika Helmrich, Amber Road, US & Canada

201-806-3663	201-806-3656

InvestorRelations@AmberRoad.com	AnnikaHelmrich@AmberRoad.com

Additional Investor Contact:	Martijn van Gils, Amber Road, Europe & Asia

Bob Marese, MacKenzie Partners, Inc.	+31 858769534

212-929-5500	MartijnvanGils@AmberRoad.com

amberroad@mackenziepartners.com

Media Contacts:

Phil Denning, ICR

646-277-1258

Phil.Denning@ICRinc.com